EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in CPS Technologies Corporation`s Registration Statement Nos. 333-163553 and 333-129620 on Forms S-8 of our report dated March 26, 2010, relating to our audits of the financial statements of CPS Technologies Corporation which appears in this Annual Report on Form 10-K for the year ended December 26, 2009.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 26, 2010